SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         August 31, 2006

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

333-98553	Southern Power Company (A Delaware Corporation) 30 Ivan Allen Jr. Blvd. N.W. Atlanta, Georgia 30308 (404) 506-5000	58-2598670

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Plant Acquisitions” in Southern Power Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

On August 31, 2006, Southern Power Company (“Southern Power”) acquired all of the outstanding membership interests of Rowan County Power, LLC (“Rowan”) from a subsidiary of Progress Energy, Inc. Southern Power’s acquisition of the membership interests in Rowan was pursuant to a Purchase and Sale Agreement dated May 8, 2006, for an aggregate purchase price of $325 million, plus approximately $4 million of working capital and other adjustments. Rowan owns a dual-fueled generating plant near Salisbury, North Carolina with a nameplate capacity of 985 megawatts. Substantially all of the plant’s capacity and associated energy is sold under power purchase agreements through 2025.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits.

2.1*#  Purchase and Sale Agreement by and between Progress Genco Ventures, LLC and Southern Power Company – Rowan LLC dated May 8, 2006. (Designated in Southern Power’s Form 10-Q for the quarter ended June 30, 2006, File No. 333-98553 as Exhibit 10(f)4.)

2.2    Assignment and Assumption Agreement between Southern Power Company – Rowan LLC and Southern Power effective May 24, 2006. (Designated in Southern Power’s Form 10-Q for the quarter ended June 30, 2006, File No. 333-98553 as Exhibit 10(f)5.)

*

The Securities and Exchange Commission has granted Southern Power’s request for confidential treatment for certain portions of this document pursuant to an application for confidential treatment. Southern Power has omitted such portions from this filing and filed them separately with the Securities and Exchange Commission.

#	Omits schedules and exhibits. Southern Power agrees to provide supplementally the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2006	SOUTHERN POWER COMPANY

By /s/Wayne Boston Wayne Boston Assistant Secretary